Exhibit 23.3

MILLER AND LENTS, LTD

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS

Encore Acquisition Company
777 Main Street, Suite 1400
Fort Worth, Texas 76102

     The firm of Miller and Lents, Ltd. hereby consents to the use of its name in the Form S-4 Registration Statement of Encore Acquisition Company, as amended by Amendment No. 1 thereto, and to the incorporation by reference therein of its estimates of proved reserves and future net cash flows contained in Encore Acquisition Company’s Annual Report on Form 10-K for the year ended December 31, 2003.

MILLER AND LENTS, LTD.
By:	/s/ Carl Richard
Carl Richard
Vice President

Houston, Texas
July 9, 2004